October 3, 2013

TO:	All Stockholders (Addressed Individually)
SUBJECT:	Report from the President

At the Bank

Strengthening Our Team

The success of the Home Loan Bank is incumbent upon three factors: our focus on our Advances Bank model; the strength of our membership; and the commitment of our talented staff. Being an Advances Bank remains central to our strategy; our members remain stable and continue to support their communities with responsible lending; and, with last month’s announcement that José Ramón González will be joining the Bank as our Executive Vice President on October 15, our Board of Directors has made a significant strategic decision that will strengthen our management team and position the Bank very well for the future.

As many of you know, José González has served on our Board as an elected directed since 2004, and was vice chairman of the Board from 2008 through 2013. Prior to joining the Home Loan Bank, he served as senior executive vice president, Banking & Corporate Development for OFG Bancorp (formerly Oriental Financial Group, Inc.). From 2002 to 2008, he was vice chairman of the Board, president and CEO of Santander BanCorp. After joining Santander in 1996 as president and CEO of its securities broker dealer, José was named senior executive vice president and chief financial officer of the holding company in 2001.

I believe that our members will agree that we have a strong team at the Bank, and that much of our success is a testament to our ability to work together to meet the needs of our members and the communities we all serve. José González brings his experiences as a community banker and as our former Board vice chairman to our team, and I know he will help strengthen our culture of excellence, commitment to integrity, and focus on the members of our cooperative and the communities you serve. His addition to our management team positions the Bank well to manage the changes legislation will bring to our business model and pave the path of transition of the EVP to CEO when I retire.

Management succession is one of the most important responsibilities of a Board of Directors and the CEO in every organization. At the Federal Home Loan Bank of New York, the Board and I take these responsibilities very seriously and we have been working hard and long on the Bank’s succession plan for top management.

José’s transition from vice chairman to executive vice president strengthens our Bank, but we are also keeping our Board strong. Earlier this week, we announced that Joseph R. Ficalora – president and chief executive officer of New York Community Bank – had been elected by the Board to serve as vice chairman of the Board of Directors of the Federal Home Loan Bank of New York. The guidance our Board provides is vital to our operations and, as one of the best community bankers in the nation, Joe is well-suited to take on the role of vice chairman. His knowledge of the banking industry and regulatory environment, as well as his focus on responsible lending, has been a valuable asset to the Bank and our members over his nine years on the Board, and I look forward to his contributions and leadership in his new role.

Working Towards a Stable Housing Market

Last week, I had the privilege of speaking at the NJBankers Senior Management Conference. As I noted in my remarks at that event, changes in our nation’s system of housing finance are coming. Members of Congress in both Houses and both parties are working on legislation that will affect housing finance in the United States. This can signal challenge and opportunity for the Home Loan Banks and we must be prepared. That is why, at last week’s conference and at other points during the summer, our staff surveyed our members to ask you what role you would like us to play in the future of housing finance. And as the debate continues, we will continue to reach out to our members, because we want to make sure that whatever your needs may be, we are always there to meet them. Housing is too important to our nation to leave it up to policymakers to make the decisions for us. We know that housing drives job growth and economic development in the communities you serve. We see how housing serves as the foundation for strong families. And we believe that housing, when done right, is a cornerstone of the American Dream. That is why we must work together to ensure that policies focus on a stable housing market driven by responsible local lenders and supported by a functioning Home Loan Bank System.

Advances Average $85.5 Billion in August

The Home Loan Bank promotes stability by remaining a reliable source of liquidity for our members. And our members continue to rely on our advances for this liquidity: in August 2013, advances averaged $85.5 billion, an increase of $1.1 billion from July 2013.

FHLBNY Board Elections

As I noted earlier, the guidance we receive from our Board is vital to how we, as a cooperative, operate. And it is important that you, as members of this cooperative, participate in the Board election process. On October 4, the 2013 Federal Home Loan Bank of New York Director Election package will be distributed to eligible Home Loan Bank members. Your vote is very important, so I ask that you take the time to review the package and promptly return your ballot so that it is received at the Bank by 5 p.m. on Monday, November 4, 2013. Your election package contains detailed information about the process. Please refer any election questions you may have to Paul Friend, the Bank’s General Counsel, at GeneralCounsel@fhlbny.com or (212) 441-6822.

Our cooperative structure promotes partnership, from our employees to our management team to our Board to our members to the communities we all serve. By working together, we can ensure that any future housing finance system is built on this simple premise of partnership.

Sincerely,

Alfred A. DelliBovi
President and CEO

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.